Exhibit 99.1

Cannabics Pharmaceuticals Announces Collaboration with Life Source Partners CEO Muriel Zohar to Optimize Technology Applications and Evaluate New Opportunities

Dr. Zohar will support strategic business planning as Cannabics enters $10 million Standby Equity Distribution Agreement with YAII PN, Ltd.

Tel Aviv, Israel and Bethesda, Maryland, May 2, 2018 – Cannabics Pharmaceuticals Inc. (CNBX), leader in cannabinoid diagnostic tests for personalized cancer treatment, today announced that CEO of Life Source Partners Ltd., Muriel Zohar, Ph.D, MBA, will be working with Cannabics to advance personalized and palliative cannabinoid cancer care. Dr. Zohar brings a diversified background in private equity and therapeutic drug development to her new role.

“Cannabics has demonstrated strong expertise in cannabinoid data and technology applications to enable a future of more effective and targeted care,” said Dr. Zohar. “I look forward to supporting the Cannabics team by assessing new project opportunities and providing strategic business insight to help maintain the company’s leadership in cannabinoid diagnostics and therapeutic applications within the rapidly expanding industry.”

Dr. Zohar has led business development and research activities for several healthcare technology, finance and biopharmaceutical companies including Ofer Hi-Tech and Bio-Technology General (BTG). Her numerous global clients include both large and small pharmaceutical companies along with private equity and development funds. She holds a doctoral degree from the Weizmann Institute of Science and completed her postdoctoral training in Molecular Oncology at the National Institute of Health as a distinguished Intramural Research Training Award fellow. Dr. Zohar also holds an MBA degree from Bar Ilan University in Israel.

In addition to assessing project opportunities, Dr. Zohar will support the management of a new Cannabics equity line. The company has secured a $10 million Standby Equity Distribution Agreement (SEDA) with YAII PN, Ltd., which enables $10 million of common stock purchases over the next 36 months. Shares will be purchased at a 2 percent discount on market price and will be subject to certain ownership limitations. Previous Cannabics filings with the Securities and Exchange Commission registered all common stock shares to be offered and sold by YAII PN, Ltd., which enables substantially less dilution for existing shareholders when compared to convertible transactions or direct loan agreements.

“The new line of equity will support Cannabics’ efforts to develop therapeutic and diagnostic cannabinoid capabilities for palliative and primary cancer care,” said CEO Eyal Barad. “We’re thrilled to have Dr. Zohar on board to help us grow our company pipeline and support our corporate regulatory and business strategy.”

About Cannabics Pharmaceuticals

Cannabics Pharmaceuticals Inc. (CNBX) is a United States-based public company that is developing cannabinoid diagnostic tests for the personalized treatment of cancer. Cannabics is developing a blood test that allows practitioners to precisely tailor medical cannabinoid-based therapies to an individual patient’s profile and cancer. Cannabics’ approach can also be used to develop cannabinoid-based therapies as preventive or primary cancer treatments – not just palliative, as is currently utilized. By developing tools to assess effectiveness on a personalized basis, Cannabics is helping to move medical cannabinoids into the mainstream of cancer therapies.

The company’s R&D is based in Israel, where it is licensed to conduct scientific and clinical research on harnessing the therapeutic properties of cannabinoid formulations. For more information, please visit www.cannabics.com.

Disclaimer:
Certain statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, the effect of any competitive products, our ability to license and protect our intellectual property, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our latest 10-Q Report filed on April 6th, 2018. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

Finally, the investing public is reminded that the only announcements or information about Cannabics Pharmaceuticals Inc. which are condoned by the Company must emanate from the Company itself and bear our name as its Source.

For further information, please contact:

Liz Crumpacker

Antenna Group

646-494-7482

Cannabics@AntennaGroup.com

Jonathan Eilat

TheInvestor

John@TheInvestor.com